Exhibit 10.24

ITC^DeltaCom, Inc.

Description of Certain Management Compensatory Plans and Arrangements

Components of Executive Compensation

The executive compensation program of ITC^DeltaCom, Inc. includes a base salary and eligibility for annual cash bonuses and long-term incentive compensation in the form of restricted stock units, stock options and other equity-based awards issued under the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan. Certain terms of compensation for all of the Company’s executive officers, other than the Senior Vice President-Finance, are set forth in employment agreements between the Company and the executives, which have been filed as exhibits to the Company’s reports filed with the Securities and Exchange Commission.

Base Salary. Base salaries of executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at companies in the Company’s peer group. Base salaries for executive officers are reviewed annually by the compensation committee based upon, among other things, individual performance and responsibilities.

Annual Cash Bonuses. The Company pays annual cash bonuses to its Chief Executive Officer, other executive officers, and other employees under the Company’s annual cash bonus plan. Under the plan, eligible employees, including the Company’s executive officers and other senior executives, generally are entitled to receive a cash bonus in an amount up to a specified maximum percentage of the employee’s annual base salary, subject to the Company’s achievement of tiered financial performance goals, including revenue, EBITDA (generally defined for these purposes as the sum of net income (or net loss) after eliminating interest expense, income tax expense, depreciation expense, amortization expense, and specified extraordinary and non-recurring items), cash flow and capital budget targets. If the Company achieves the financial performance goals at the highest established tier, the employee will be entitled to receive a cash bonus that is equal to 100% of the specified maximum percentage of the employee’s annual base salary. If the Company achieves the financial performance goals at a lower tier, the percentage of the specified maximum percentage of the employee’s annual base salary that the employee will be entitled to receive as a cash bonus will be reduced to the percentage attributed to that tier. Performance objectives are approved annually by the compensation committee, and factors other than those set forth above may be considered.

Long-Term Incentive Compensation. The Company maintains the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan for the benefit of its executive officers and other employees and maintains the ITC^DeltaCom, Inc. Executive Stock Incentive Plan for the benefit of the Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President-Operations. Awards under the plans are equity-based awards and are made by the compensation committee, subject to the terms of any applicable employment agreements. In determining the amount of stock options, restricted stock units and other equity-based awards under the Amended and Restated Stock Incentive Plan, the compensation committee considers each executive’s current performance and anticipated future contributions to the Company’s performance, as well as the amount and terms of other equity-based awards previously granted to the executive by the Company.

Other Compensatory Plans

The Company’s executive officers also are eligible to participate in the Company’s 401(k) plan and other benefit plans, which are available to all regular Company employees.